Exhibit 7.3

MANAKOA SERVICES CORP.	Private Placement of Stock and Warrants Unit
U.S. Subscription Agreement

MANAKOA SERVICE CORPORATION

500,000 UNIT OFFERING

Each Unit Consisting of One Share of Common Stock and

A Warrant to Purchase One Additional Share of Common Stock

$0.50 per Unit

U.S. Subscription Agreement

The securities being offered and subscribed for hereby are speculative and risky. See, for example, the “Risk Factors” contained in Addendum A. Subscribers must be prepared to bear the economic risk of their investments for an indefinite time period and must be able to withstand a total loss of their investment. The Securities have not been registered under the Securities Act of 1933, as amended (“Securities Act”) or any state or any foreign securities laws. Neither the Securities and Exchange Commission (“SEC”) not any state of foreign regulatory authority has passed upon the accuracy or adequacy of the Form 10-KSB or Form 10-QSB included as Addendum A and Addendum B, respectively, hereto or any other related materials. Neither has any such agency reviewed or endorsed the merits of this Offering. Any representation to the contrary is a criminal offense. The Securities are offered under exemption provided by the Securities Act and certain state securities laws. The Securities are subject to restrictions on transferability and resale and may be transferred or resold only if effectively registered with the SEC under the Securities Act and with any state whose securities laws apply, or under an exemption from registration that is available under those laws. If a holder wishes to transfer of sell Securities under an exemption from registration, the holder must provide to the Company an attorney’s opinion acceptable to the Company that states the reasons why an exceptions from registration is available

No person is authorized to give any information or to make representation not contained in the accompanying materials, and, if any such information or representation is given or made, such information or representation must not be relied upon having been authorized by the Company. The delivery of these materials at any time does not imply that the information contained herein is correct as of any subsequent time. These materials do not purport to be all inclusive or to contain all the information that a potential subscriber may desire in considering the Offering

All potential subscribers will have an opportunity to meet with the representatives of the Company to verify any of the information included in the accompanying materials and to obtain additional information regarding the Offering and the Company. Copies of all documents, contracts, financial statements and other Company records will be made available for inspection at any such meeting or during normal business hours upon request to the Company. Subscribers must acknowledge below that they have read the accompanying materials carefully and thoroughly, they were given the opportunity to obtain additional information, and they did so to their satisfaction. In making an investment decision, investors must rely on their own examination of the Company and the terms of the Offering, including the merits and risks involved.

MANAKOA SERVICES CORP.	Private Placement of Stock and Warrants Unit
U.S. Subscription Agreement

Article 1. Subscription

1.1 The undersigned subscriber (“Subscriber”), intending to legally bound, hereby irrevocably subscribes for and agrees to purchase Manakoa Services Corporation, a corporation organized under the laws of the State of Nevada, U.S.A. (the “Company”), the number of Units stated above Subscriber’s signature below. Each Unit consists of one (1) share of the Company’s common stock (a “Share” or “Shares”) and a warrant entitling Subscriber to purchase one (1) additional share of common stock in the form attached hereto as Addendum D. A single warrant shall be issued by the Company covering the total number of shares which Subscriber is entitled to acquire under the terms of the warrant (the “Warrant”).

The Unit price is USD $0.50 per Unit (the “Purchase Price”). The Warrant exercise price is USD $1.10 per share of Company common stock. This subscription is submitted to you in accordance with and subject to the terms and conditions set forth in the Subscription Agreement and pursuant to Rule 506 of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Shares and Warrant are sometimes referred to herein collectively as the “Securities”.

1.2 Subscriber’s subscription payment, in the form of certified check made payable in the amount of Purchase Price is delivered herewith (unless payment is being wired in accordance with the following instructions) together with two executed copies of the Subscription Agreement. In the event this subscription is not accepted, in whole or in part, by the Company, the full or ratable amount, as the case may be, of the Subscriber’s subscription payment shall be promptly refunded to Subscriber without deduction there from or interest thereon. Wiring instructions are as follow:

To:	Manakoa Services Corporation
7203 W. Deschutes Ave. Ste B
Kennewick, Wa. 99336

Wells Fargo – Kennewick, Wa.

1.3 In the event this subscription is accepted by the Company, in whole or in part, the Company shall deliver to Subscriber a certificate for the Shares and a Warrant as to which Subscriber’s subscription is accepted, such stock certificate and Warrant to be dated the date of acceptance of this subscription and to bear the legends described herein, together with a copy of this Subscription Agreement executed by the Company.

1.4 Subscriber acknowledges and agrees that the Company did not prepare any information to be delivered to prospective investors in connection with the subscription other then the materials accompanying the Subscription Agreement, and the Company does make any representation or warranty concerning the completeness of any information received by prospective investors. Subscriber acknowledges and agrees that prospective investors are advised to conduct their own review of the business, properties and affairs of the Company before subscribing.

MANAKOA SERVICES CORP.	Private Placement of Stock and Warrants Unit
U.S. Subscription Agreement

1.5 Subscriber understands and agrees that: (a) this subscription is not subject to the Company’s receiving any minimum amount of subscriptions or the escrow of any subscription payments; (b) this Subscription Agreement is not binding upon the Company until accepted by it;(c) Subscriber’s subscription payment shall be available to the Company immediately after the Company’s acceptance of this subscription; and (d) the Company shall have the right to accept or reject this subscription in whole or in part for any reason or for no reason.

Article 2. Representations and Warranties of the Company

The Company represents and warrants to, and agrees with Subscriber as follows:

2.1 The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada, U.S.A., with all requisite power and authority to own, lease, license, and use its properties and assets and to carry out the business in which it is engaged. The Company is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business make such qualifications necessary.

2.2 The Company is authorized to issue 200,000,000 Shares of Common Stock, par value $0.001 per share, and 25,000,000 Shares of Preferred Stock, par value $0.001 per share.

2.3 The Company has all requisite power and authority to execute, deliver and perform its obligations under the Subscription Agreement and to issue, sell and deliver the Securities. This Subscription Agreement has been duly authorized by the Company, and (subject, with respect to enforceability, to the provisions specific performance, bankruptcy and similar laws and principals of equity) when executed and delivered by the Company, will constitute the legal, valid and binding obligation of the Company, enforceable as to the Company in accordance with its terms. The Securities have been duly authorized by the Company and (subject with respect to enforceability, to the provisions of specific performance, bankruptcy and similar laws and principals of equity), when issued, sold and delivered in accordance with the terms of this Subscription Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.4 No consent, authorization, approval, order, license, certificate or permit of or from, or declaration of filing with, any federal, state, local or other governmental authority or any court or any other tribunal is required by the Company for the execution, delivery or performance by the Company of this Subscription Agreement or the execution, issuance, sale or delivery of the Securities (except as may be required under federal or state securities laws).

2.5 No consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which the Company is a party or to which any of its properties or assets are subject is required for the execution, delivery or performance by the Company of this Subscription Agreement or the issuance, sale and delivery of the Securities.

MANAKOA SERVICES CORP.	Private Placement of Stock and Warrants Unit
U.S. Subscription Agreement

2.6 The execution, delivery and performance of this Subscription Agreement and the issuance, sale and delivery of the Securities, will not violate, result in a breach of, conflict with (with or without giving of notice or the passage of time of both) or entitle any party to terminate or call a default under any material contract, agreement, instrument, lease, license, arrangement or understanding, or violate or result in a breach of any term of the certificate of incorporation or by-laws of, or conflict with any law, rule, regulation, order, judgment or decree binding upon, the Company or to which any of its operations, businesses, properties or assets are subject, the result of which may have a material adverse effect on the business, operations, liabilities or condition (financial or otherwise) of the Company.

Article 3. Representations and Warranties of Subscriber

Subscriber hereby represents warrants and certifies to, and agrees with, the Company as follows:

3.1 Subscriber has received, thoroughly reviewed and understands all of the information contained in Addenda A though D described on page 2 of this Subscription Agreement, and Subscriber had an opportunity to ask questions and to obtain all desired information regarding the Company, the Offering and this Subscription Agreement. Subscriber currently has knowledge sufficient to Subscriber, in the prudent management of Subscriber’s affairs, regarding the Company and its operations and principals to justify Subscriber’s submission of the Subscription Agreement to the Company. Regarding the Company, its business plans and financial condition; Subscriber has received all materials that have been requested by Subscriber, and the Company has answered all inquires that Subscriber or Subscriber’s representatives have put to it; Subscriber has taken all steps necessary to evaluate the merits and risks of an investment by Subscriber in the Securities. In making this investment decision, Subscriber has not relied on any information not provided by the Company.

3.2 Subscriber has such knowledge and experience in finance, securities, investments and other business matters as to be able to protect Subscriber’s interest in connection with this transaction, and Subscriber’s investment in the Company hereunder is not material when compared to Subscriber’s total financial capacity. Subscriber has adequate means for providing for Subscriber’s current needs and possible contingencies, has no need for liquidity regarding this investment, and had no reason to expect a change in Subscriber’s circumstances, financial or other, that may cause or require sale of Subscriber’s Securities.

3.3 Subscriber understands the many risks of an investment in the Company and can afford to bear such risks, including, but not limited to, the risk of losing Subscriber’s entire investment.

3.4 Subscriber acknowledges that the Shares presently are quoted on the NASD pink sheets, that such market generally is thin and illiquid, and that Subscriber may find it impossible to liquidate Subscriber’s investment at a time when Subscriber may desire to do so, or at any other time.

3.5 Subscriber has been advised by the company that: (a) the Securities have not been registered under the U.S. Securities Act of 1933, as amended (“Securities Act”); (b) the Securities are being offered and sold to Subscriber on the basis of the exemptions from

MANAKOA SERVICES CORP.	Private Placement of Stock and Warrants Unit
U.S. Subscription Agreement

registration provided by Securities Act Section 4(2) and Regulation D promulgated under the Securities Act; (c) the Offering has not been filed with or submitted to, reviewed by, or otherwise passed on by the U.S .Securities and Exchange Commission or any other U.S. federal or state agency or self-regulatory organization where an exemption is being relied upon; and (d) the Company’s reliance on the exemptions provided by Securities Act Section 4(2) and Regulation D is based in part upon the representation made by Subscriber in this Subscription Agreement. Subscriber acknowledges that Subscriber has been informed by the Company of; or Subscriber is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations there under on the transfer of securities.

3.6 Subscriber (or any person identified in any special instruction above) is acquiring the Securities for Subscriber’s (their) own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and Subscriber (or such person) has no present intention of distributing or selling to others any of such Securities or granting any participation therein. Subscriber (or such person) has no agreement or other arrangement, formal or informal, with any person to sell, transfer, pledge or otherwise dispose of any of the Securities which would guarantee to Subscriber (or such person) any profit, or protect Subscriber (or such person) against loss, regarding the Securities, and Subscriber (or such person) has no plans to enter into any such agreement or arrangement.

3.7 Subscriber is an “Accredited Investor” as that term is defined in Regulation 501(a) of Regulation D promulgated under the Securities Act. Specifically Subscriber is (check all appropriate item(s)):

            (a) A bank is defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institutions as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company register under the Investment Company Act of 1940 of a business development company as defined in Section 2(a)(48) of that Act; a small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivision, or any agency or instrumentally or a state of its political subdivisions, for the benefit of its employees, if such a plan has total assets in excess of $5,000,000; and employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

    X    (b) A public business Development Company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

            (c) An organization described in Section 501( C )(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.00.

MANAKOA SERVICES CORP.	Private Placement of Stock and Warrants Unit
U.S. Subscription Agreement

            (d) A director or executive officer of the Company

            (e) A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000.00

            (f) A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. If Subscriber is a California resident, Subscriber’s investment in the Company will not exceed 10% of Subscriber’s net worth (or, if married, joint net worth with spouse). If Subscriber is a Massachusetts resident, Subscriber’s investment in the Company will not exceed 25% of Subscriber’s joint net worth with spouse (exclusive of principal residence and its furnishings).

            (g) A trust, with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) promulgated under the Securities Act (i.e. a purchaser not an Accredited Investor who either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that the purchaser is capable of evaluating the merits and risks of the prospective investment).

            (h) An entity in which all of the equity owners are accredited investor. (If this alternative is checked, Subscriber must identify each equity owner and provide statements signed by each equity owner demonstrating how each qualifies as an accredited investor)

3.8 If Subscriber is a natural person, Subscriber is; a bona fide resident of the State contained in Subscriber’s address set forth on the signature page of this Agreement as Subscriber’s residence address; at least 21 year of age; and legally competent to execute this Agreement. If Subscriber is an entity other then a natural person, Subscriber is duly authorized to execute this Agreement and this Agreement, when executed and delivered by Subscriber, will constitute Subscriber’s legal, valid and binding obligation, enforceable against Subscriber in accordance with its terms; and the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite corporate or other necessary action on the part of the Subscriber.

3.90 Subscriber acknowledges the Securities will be subject to a stop transfer order and the certificate of certificates evidencing the Securities will bear the following or a substantially similar legend and such other legends as may be required by other applicable securities laws (if any).

“These Securities have not been registered under the Securities Act of 1933. as amended. Such Securities may be sold or offered for sale, transferred, hypothecated or otherwise assigned only pursuant to registration under such Act or pursuant an available exemption from registration supported by an opinion reasonably acceptable to the Company by counsel reasonably acceptable to the Company by counsel reasonable acceptable to the Company that an exemption from registration for such sale, offer, transfer, hypothecation or other assignments is available under such Act.”

MANAKOA SERVICES CORP.	Private Placement of Stock and Warrants Unit
U.S. Subscription Agreement

3.91 Subscriber agrees that Subscriber will not offer or resell the Securities unless (a) resale of such Securities is registered under the Securities Act, or (b) an exemption from registration is available under the Securities Act.

3.10 Subscriber is acquiring the Securities for Subscriber’s own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and Subscriber has no present intention of distributing or selling to others any of such Securities or granting any participation therein. Subscriber had no agreement or other arrangements, formal or informal, with any person to sell, transfer, pledge or otherwise dispose of any of the Securities which would guarantee to Subscriber any profit, or protect Subscriber against loss, regarding the Securities, and Subscriber has no plans to enter into any such agreement or arrangement.

3.11 It never has been represented, guaranteed or warranted to Subscriber by the Company, or its principals including any of the officers, directors, shareholders, partners, employees or agents of either, or any persons whether expressly or by implication that:

(a)	the Company or Subscriber will realize any given percentage of profits or amount or type of consideration, profit or loss as a result of the Company’s activities or Subscriber’s investment in the Company; or

(b)	the past performance or experience of the management of the Company, or of any other person, in any way indicates the predictable results of ownership of the Securities or of the Company’s activities.

3.12 Subscriber understands that the net proceeds from all paid and accepted subscriptions will be used for Company purposes, and that the Securities to be issued hereunder will not be secured by any collateral. Further, the Company may, in its sole discretion, reject this subscription or reduce this subscription in any amount and to any extent, whether or not pro rata reductions are made of other investors’ subscriptions.

3.13 The representations, warranties, certifications and agreements made by Subscriber herein are true and correct and shall survive the execution and delivery of this Subscription Agreement and the purchase and the receipt of the Securities.

Article 4. Indemnification

Subscriber acknowledges that Subscriber understands the meaning and legal consequences of the terms of this Subscription Agreement including, but not limited to, the representations, warranties, certifications and agreements made by Subscriber in Article 3 hereof, and Subscriber hereby agrees to indemnify and hold harmless the Company and each incorporator, officer, director, employee, agent and controlling person thereof, past, present, of future, from and against any and all claims, loss, damage, liability, cost and expense, including without limitation, reasonable attorneys’ fees and expenses, due or relating to or arising out of a breach, inaccuracy or inadequacy of any such representation, warranty, certification or agreement or of any other term of this Subscription Agreement.

MANAKOA SERVICES CORP.	Private Placement of Stock and Warrants Unit
U.S. Subscription Agreement

Article 5. General Provisions

5.1 Neither of this Subscription Agreement, nor any of Subscriber’s interest herein, shall be assignable or transferable by Subscriber in whole or in part except by operation of law.

5.2 All notices or other communication given or made hereunder shall be in writing and shall be delivered or mailed to Subscriber at the address set forth below and to the Company at the address set forth on the first page above. Notices hand delivered shall be deemed given upon receipt, and notices sent by mail shall be deemed on the fifth (5th) business day following deposit in the mails, first class mail postage prepaid.

5.3 This Subscription Agreement shall be construed in accordance with and governed by the laws of State of Nevada, U.S.A., as in effect for contracts made and to be performed in the State of Nevada. Subscriber hereby submits to the jurisdiction of the courts of or located in the State of Nevada for all purposes relating to this Subscription Agreement, the Securities and Subscriber’s interest in the Company, and such courts shall have exclusive jurisdiction relating thereto.

5.4 This Subscription Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and may be amended only by a writing executed by both parties.

5.5 This Subscription Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

MANAKOA SERVICES CORP.	Private Placement of Stock and Warrants Unit
U.S. Subscription Agreement

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the day and year this Subscription is accepted by the Company as set forth below.

Signature of / for Subscriber:

UTEK CORPORATION		Number of Units Subscriber for:
A Delaware Corporation		500,000

By:	/s/ Carole R. Wright, CFO

	Carole R. Wright
	(Print Name of Signatory)

	Chief Financial Officer
	(Title of Signatory)

Subscriber’s Mailing Address:	Type of Ownership:

202 South Wheeler Street	Individual
Plant City, FL 33563	Community Property
Tenants in Common
59-3603677	Joint Tenants with Rights of Survivorship
Tax ID Number of Subscriber	Partnership
	Corporation	X
Custodial Account
Other (Explain)